Exhibit 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statements on Form S-3 of GP Strategies Corporation and subsidiaries of our report dated March 28, 2002, relating to the consolidated balance sheets of GP Strategies Corporation and subsidiaries as of December 31, 2001and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001 which report appears in the Annual Report on Form 10-K of GP Strategies Corporation and subsidiaries and to the reference to our firm under the heading "Experts" in the registration statement.



                                                /s/ KPMG LLP

New York, New York
July 31, 2002